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                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                              36 Weeks                                       Fiscal Year
                                      -----------------------     ----------------------------------------------------------------
                                       Sept. 6,      Sept. 7,
                                        1997          1996          1996          1995          1994          1993         1992
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------
Income before income taxes,
  extraordinary loss and cumulative
  effect of accounting changes        $   704.1     $   519.4     $   767.6     $   556.5     $   424.1     $   216.3    $   197.4

Add interest expense                      163.7         126.3         178.5         199.8         221.7         265.5        290.4

Add interest on rental expense (a)         61.2          62.3          90.0          87.5          86.6          88.0         88.0

Less equity in earnings of
  unconsolidated affiliates               (25.6)        (34.3)        (50.0)        (26.9)        (27.3)        (33.5)       (39.1)

Add minority interest in subsidiary         3.0           2.1           3.4           3.9           3.0           3.5          1.7
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------

  Earnings                            $   906.4     $   675.8     $   989.5     $   820.8     $   708.1     $   539.8    $   538.4
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------



Interest expense                      $   163.7     $   126.3     $   178.5     $   199.8     $   221.7     $   265.5    $   290.4

Add capitalized interest                    3.7           2.6           4.4           4.6           2.9           4.2          8.0

Add interest on rental expense (a)         61.2          62.3          90.0          87.5          86.6          88.0         88.0
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------

  Fixed charges                       $   228.6     $   191.2     $   272.9     $   291.9     $   311.2     $   357.7    $   386.4
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------

  Ratio of earnings to fixed charges       3.97          3.53          3.63          2.81          2.28          1.51(b)      1.39
                                      ---------     ---------     ---------     ---------     ---------     ---------    ---------


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.











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